EXHIBIT 99.1

TransForce Receives Competition Act Approval for Arrangement With Vitran

TORONTO, March 24, 2014 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. ("Vitran" or the "Company") (Nasdaq:VTNC) (TSX:VTN), a premier Canadian less-than-truckload transportation firm, is pleased to announce that Competition Act approval of TransForce Inc.'s acquisition of Vitran under the previously announced plan of arrangement (the "Arrangement") was obtained today. Under the Arrangement, 2400520 Ontario Inc. (the "Purchaser"), an indirect wholly-owned subsidiary of TransForce Inc., will acquire all of the issued and outstanding common shares of the Company, other than common shares of the Company held by the Purchaser and any affiliate of the Purchaser, for consideration of US$6.50 in cash per share.

Subject to the satisfaction or waiver of the remaining customary conditions to closing, Vitran intends to complete the Arrangement on or about March 26, 2014.

Further information about the Arrangement is set out in Vitran's management information circular dated February 3, 2014 which is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

About Vitran Corporation Inc.

Vitran Corporation Inc., through its wholly-owned subsidiaries, is a group of transportation companies offering national, regional, expedited and transborder less-than-truckload services throughout Canada. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward‐looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward‐looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavour" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements, which include statements regarding the completion of the Arrangement, are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward‐looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward‐looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in Vitran's annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward‐looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: William Deluce, Interim President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664